Exhibit 8.1

March 14, 2013

Prudential Financial, Inc.,

751 Broad Street,

Newark, New Jersey 07102.

Ladies and Gentlemen:

We have acted as counsel to Prudential Financial, Inc., a New Jersey corporation (“Prudential”), in connection with the issuance and sale of $650,000,000 aggregate principal amount of Prudential’s 5.70% Junior Subordinated Notes due 2053 and an additional $60,000,000 aggregate principal amount of the 5.70% Junior Subordinated Notes due 2053 representing the exercise of the over-allotment option by the underwriters (the “Notes”), as described in the prospectus supplement, filed with the Securities and Exchange Commission on March 8, 2013 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-180020, 333-180020-01 and 333-180020-02) under the Securities Act of 1933 as amended (the “Act”), dated March 9, 2012.

We hereby confirm to you our opinion as set forth under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to Prudential’s Form 8-K to be filed in connection with the issuance and sale of the Notes, and to the reference to us under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell